Exhibit 10.102

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of this 1st day of January, 2005 by and between Telos Corporation, a Maryland corporation, for itself and its subsidiary companies, divisions, affiliates and operating entities (the “Company”) and John B. Wood (the “Executive”).

WITNESSETH THAT:

WHEREAS, the Company and the Executive desire to enter into this Agreement pertaining to the employment of the Executive by the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt of which is hereby acknowledged, the Executive and the Company hereby agree as follows:

1. Performance of Services. The Executive’s employment with the Company shall be subject to the following:

(a)	Subject to the terms of this Agreement, the Company hereby agrees to employ the Executive as its President and Chief Executive Officer during the Agreement Term (as defined below).

(b)	During the Agreement Term, the Executive shall devote full time (reasonable sick leave and vacations excepted) and best efforts, energies and talents to serving the Company.

(c)	The Executive agrees to perform his duties faithfully and efficiently subject to the direction of the Company. The Executive will have such authority, power, responsibilities and duties as are inherent in such position and necessary to carry out such responsibilities and the duties required hereunder.

(d)	Notwithstanding the foregoing, during the Agreement Term, the Executive may devote reasonable time to activities other than those required under this Agreement, including activities involving professional, charitable, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other profit or not-for-profit organizations, and similar activities, to the extent that such other activities do not, in the judgment of the Company, inhibit or prohibit the performance of the Executive’s duties under this Agreement or conflict in any material way with the Company’s business.

(e)	The Executive shall not be required to perform services under this Agreement during any period in which determined as Disabled (as defined below).

(f)	The “Agreement Term” shall be the period beginning on January 1, 2005, for a one year period, and thereafter automatically renewing for consecutive one year periods unless terminated in accordance with the provisions hereof.

2. Compensation and Benefits. While the Executive is employed by the Company pursuant to this Agreement, the Company shall compensate him for his services as follows:

(a)	Base Salary. During the Agreement Term the Executive shall receive an annual base salary of no less than $350,000 (the “Salary”), payable in accordance with the Company’s payroll cycle.

(b)	Annual Bonus. The Company shall provide to the Executive an annual bonus opportunity, based upon the Company’s annual bonus plan, and performance achievements of the Company and of the Executive. Any annual bonus for the Executive in each fiscal year shall be determined by the Management Development and Compensation Committee, subject to approval by the Board of Directors, and shall be based upon the annual bonus plan actual performance achieved by the Company and by the Executive in such fiscal year as compared with the planned/expected performance of the Company and the Executive for such fiscal year. Any such annual bonus shall be paid to the Executive as soon as practicable following its approval.

(c)	Stock Options. The Executive shall be eligible for additional stock option grants under any of the Company’s stock option plans in an amount determined by the Management Development and Compensation Committee, subject to approval by the Board of Directors, and which is commensurate with the level of option awards made to other senior executives of the Company. Such options shall be subject to the terms and conditions of the applicable stock option plan and the standard option agreement adopted by the Company for use under the stock option plan.

(d)	Expense Reimbursement. While the Agreement is in effect, the Company will reimburse the Executive for all reasonable and necessary expenses incurred by the Executive in connection with the performance of his duties for the Company. Such reimbursement is subject to the submission to the Company by the Executive of appropriate documentation and/or vouchers, and will be made in accordance with the customary procedures of the Company for expense reimbursement, as may from time to time be established.

(e)	Vacation. While the Agreement is in effect, in each fiscal year of the Company, the Executive shall be entitled to 6 weeks paid vacation time, which vacation shall be cumulative from year to year until corporate maximum occurs.

(f)	Other Benefits. The Executive shall be eligible to participate in any and all plans maintained by the Company to provide benefits for its salaried senior executives, and, including, without limitation, any pension, profit sharing or other retirement plan, any life, accident, disability, medical, hospital or similar group insurance program and any other benefit plan, subject to the normal terms and conditions of such plans.

3. Termination. The Executive’s employment with the Company pursuant to this Agreement may terminate under the following circumstances.

(a)	Death. The Executive’s employment hereunder shall terminate upon his death.

(b)	Disability. If the Executive becomes Disabled, the Company may terminate Executive’s employment. For purposes of this Agreement, the Executive shall be deemed to be “Disabled” if (i) eligible for disability benefits under the Company’s long-term disability plan, or (ii) has a physical or mental disability which renders Executive incapable, after reasonable accommodation, of performing substantially all of Executive’s duties hereunder for a period of 180 days (which need not be consecutive) in any 12-month period. In the event of a dispute as to whether the Executive is Disabled, the Company may, at its expense, refer Executive to a licensed practicing physician of the Company’s choice and the Executive agrees to submit to such tests and examination as such physician shall deem customary and appropriate.

(c)	Cause. The Company may terminate the Executive’s employment hereunder immediately and at any time for Cause by written notice to the Executive detailing the basis for the Cause termination. For purposes of this Agreement, “Cause” means (i) gross negligence or willful and continued failure by the Executive to substantially perform his duties as an employee of the Company (other than any such failure resulting from incapacity due to physical or mental illness); (ii) Executive’s dishonesty, fraudulent misrepresentation, willful misconduct, malfeasance, violation of fiduciary duty relating to the business of the Corporation; or (iii) conviction of a felony.

(d)	Without Cause. The Company may terminate the Executive’s employment hereunder immediately and at any time without Cause by written notice to the Executive.

(e)	Termination by Executive. The Executive may terminate his employment hereunder at any time for any reason by giving the Company prior written notice not less than 30 days prior to such termination, or in the event of a change of control of the Company whereby greater than fifty percent (50%) of the outstanding stock of the Company is transferred to other individual(s) or entity(s), and there is a change in the majority of the Board of Directors of the Company.

(f)	Mutual Agreement. This Agreement may be terminated at any time by mutual written agreement of the parties.

(g)	Date of Termination. “Date of Termination” means the last day that the Executive is employed by the Company under the terms of this Agreement, provided that Executive’s employment is terminated in accordance with one of the foregoing provisions.

4. Rights Upon Termination. The Executive’s right to payments and benefits under this Agreement for periods after his Date of Termination shall be determined in accordance with the following:

(a)	If the Executive’s Date of Termination occurs for Cause, or if the Executive terminates the Agreement in accordance with paragraph 3(e) above, the Company shall pay to the Executive:

(i)	A lump-sum payment equivalent to the remaining unpaid portion of the Executive’s Salary for the period ending on the Date of Termination.

(ii)	A lump-sum payment for all accrued and unused vacation days.

(iii)	Any other payments or benefits to be provided to the Executive by the Company pursuant to any employee benefit plans or arrangements adopted by the Company, to the extent such payments and benefits are earned and vested as of the Date of Termination, or are required by law to be offered for periods following the Executive’s Date of Termination.

(b)	If the Company terminates the Executive without Cause, or due to Disability, or due death, then in addition to the amounts payable under the preceding paragraphs, the Executive shall be entitled to:

(i)	A payment equivalent to 24 months of salary, payable in a lump sum or payable in accordance with the Company’s payroll cycle.

(ii)	Immediate vesting of the unvested portion of any outstanding stock option, consistent with the provisions of the applicable stock option plan.

(iii)	Continued coverage under the medical, dental, short and long-term disability, life and other similar benefit programs for the 24 month period listed above, as if he were still employed by the Company. If, pursuant to the terms and conditions of such benefit programs, such continued coverage cannot be provided, Executive shall be entitled to payment of the cash equivalent of such benefits.

5. Non-Competition. During the Agreement Term and for a period of 24 months subsequent to the date of termination, the Executive shall not, without the prior written consent of the Company, directly or indirectly, (i) own or acquire in any manner any interest (other than the ownership solely for investment purposes of not more than five percent of the shares of any corporation, the shares of which are publicly and regularly traded on a national securities exchange or in the over-the-counter market) in any person, firm, partnership, company, association or other entity that competes with the Company in the business of enterprise security and integration solutions and services to customers in the United States government and industry (the “Business”), (ii) be employed by, or serve as an employee, agent, officer, director of, any person, firm, partnership, corporation or provider of services competitive with the Business of the Company, or (iii) provide financial, technical, marketing or other assistance or act as a representative, broker, director, officer, employee, advisor, consultant or agent of any person or entity that is competitive with the Business of the Company.

6. Confidentiality. The Executive promises that he will receive, develop and hold Confidential Information (as defined below) in strict confidence and will not use or disclose Confidential Information, or make copies of any documents containing Confidential Information, except in furtherance of the Business of the Company, unless the Company provides prior written consent. The Executive further agrees to use reasonable efforts to safeguard the Confidential Information and protect it from disclosure, misuse, loss or theft. The foregoing promises of confidentiality shall not apply if and to the extent that the Executive is ordered by a court or other governmental agency to disclose Confidential Information, provided the Executive has given the Company prompt written notice of the order or subpoena and provides all reasonable cooperation necessary to limit such disclosure and to protect the confidentiality of any Confidential Information so disclosed. “Confidential Information” means all nonpublic information (whether or not specifically labeled or identified as confidential), that has been or is disclosed to, developed or learned by the Executive as a result of employment with the Company and that relates to the business, finances, products, services, customers, research or development of the Company or third parties with whom the Company does business or from whom the Company receives information. The definition of Confidential Information includes, but is not limited to, the following: access codes, security devices and naming conventions used in software and hardware systems; databases of information; other proprietary software; proprietary specifications for hardware and software platforms, the identity and transactions with customers, clients and suppliers; marketing product and service plans, objectives and strategies; tactical objectives, approaches, and competitive advantages; internal financial information; specialized marketing programs related to products and services offered or under development by the Company (or any parent or affiliate of the Company); data and reports related to marketing programs; proprietary systems and operations manuals; proprietary training manuals; proprietary technical and scientific know-how, data and strategies; the Company’s information gathering processes and compilations of information; and information disclosed to the Company by its business partners, licensees, customers and clients in reliance on promises that its confidentiality will be preserved.

7. Non-Solicitation.

(a) The Executive recognizes that the Company incurs significant expense in training employees to provide services in accordance with the Company’s Business and that the Company will disclose Confidential Information to each such employee. The Executive promises that, during the Agreement Term and for a period of 24 months after expiration of the Agreement Term, the Executive will not, without the prior written consent of the Company, knowingly hire, directly or indirectly, any person then employed by the Company, or knowingly solicit, directly or indirectly, such a person either to terminate or diminish employment with the Company, or to work for any other person or entity, whether or not a competitor, and the Executive shall not approach any such employee for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

(b) The Executive also acknowledges that the Company incurs significant expense in developing business partners, licensees, customers and clients. The Executive promises that, during the Agreement Term and for a period of 24 months after the Agreement Term ends, the Executive will not, without the prior written consent of the Company, knowingly directly or indirectly, solicit any customer, business partner, licensee or client of the Company to terminate or diminish its business relationship with the Company or to purchase any product or service that is or may be used as a substitute for any product or service of the Company, and the Executive shall not knowingly approach any such customer, supplier, lessor or lessee for such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

8. Restrictions Reasonable. Executive agrees that the restrictions set forth in sections 5 (Non-Competition), 6 (Confidentiality), and 7 (Non-Solicitation) are reasonable, proper and necessitated by the legitimate business interests of the Company, and do not constitute an unlawful or unreasonable restraint upon Executive’s ability to earn a living. Executive acknowledges that it may be impossible to assess the monetary damages occurred by Executive’s violation of sections 6, 7 or 8 of this Agreement, that violations of those sections will be material breaches of this Agreement and will cause irreparable injury to the Company. Accordingly, Executive agrees that Company will be entitled, in addition to all other rights and remedies which may be available, to an injunction in joining and restraining Executive and any other involved party from committing a violation of this Agreement, and Executive consents to the issuance and entry of such injunction. In addition, Company will be entitled to such damages as it can demonstrate that it sustained by reason of the violation of this Agreement by the Executive and/or others. The parties agree that in the event of any litigation to enforce or interpret this Agreement, the prevailing party will be entitled to recover all costs, including reasonable attorney’s fees, from the non-prevailing party. In the event Company enforces this section through a Court Order, Executive agrees that the restriction on Executive following termination of employment set forth in this Agreement shall remain in effect for a period of one year from the date of the final Court Order enforcing this Agreement.

9. Return of Materials. Upon the Executive’s Date of Termination, or at any time upon the Company’s request, the Executive (or if deceased, the Executive’s personal representative) shall promptly deliver to the Company without retaining copies, all tangible things that are or contain Confidential Information. The Executive or such personal representative shall also promptly deliver to the Company all computer print-outs, books, software manuals and directions, floppy disks and other such media for storing software and information, work papers, files, customer lists, supplier lists, employee lists, telephone and/or address books, Rolodex or equivalent cards, memoranda, appointment books, calendars, employee manuals, sales aides, keys and other tangible things provided to the Executive by the Company, or authored in whole or in part by the Executive within the scope of his employment by the Company, even if they do not contain Confidential Information; provided that the Executive shall not be required to deliver personal files and personal information unrelated to the Company’s business. At the time of such deliveries, the Executive shall disclose to the Company any passwords or other knowledge required to access and use any of the foregoing. The Executive acknowledges that he does not have, and will not acquire, any ownership rights in such materials and things.

10. Nonalienation. The interests of the Executive under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Executive’s creditors or beneficiaries.

11. Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.

12. Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice):

To the Company:

Telos Corporation

19886 Ashburn Road

Ashburn, VA 20147

Attn.: General Counsel

To the Executive:

John B. Wood

3074 Rectortown Road

P.O. Box F

Rectortown, VA 20140

13. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

14. Waiver of Breach. No waiver of either party hereto of a breach of any provision of this Agreement by the other party will operate or be construed as a waiver of any subsequent breach by such other party. The failure of either party to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

15. Amendment. This Agreement may be amended or canceled only by mutual agreement of the parties in writing without the consent of any other person. So long as the Executive lives, no person, other than the Executive and the Company, shall have any rights under or interest in this Agreement or the subject matter hereof.

16. Choice of Law and Forum Selection. This Agreement shall be governed by the laws of the Commonwealth of Virginia as to its validity, interpretation and enforcement. Should it be necessary for the Company to file suit, exclusive jurisdiction will lie in the courts of the Commonwealth of Virginia.

17. Survival of Agreement. Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of the Executive’s employment with the Company.

18. Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter hereof.

19. Acknowledgement by Executive. The Executive represents to the Company that he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that he has read this Agreement and that he understands its terms. The Executive acknowledges that, prior to assenting to the terms of this Agreement, he has been given a reasonable time to review it, to consult with counsel of his choice, and to negotiate at arm’s-length with the Company as to the contents. The Executive and the Company agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that no rule of strict construction is to be applied against either party hereto.

IN WITNESS WHEREOF, the Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, as of the date above first written.

EXECUTIVE	TELOS CORPORATION, a Maryland corporation

/s/ John Wood	By:	/s/ David Borland
John B. Wood	Name:	David Borland
Executive	Title:	Member Board of Directors